Exhibit 15.2

The following Exhibit includes shareholder information relating to the Group’s Corporate

Governance practices and has been filed as an Exhibit to the Annual Report on Form 20-F.

Governance Appendix

Section 1 – Frequently asked questions

Section 2 – Operation of the Board’s Committees

Section 3 – Shareholder meetings and constitution

Appendix – Corporate Governance Practices

Section 1

Frequently Asked Questions

How do the roles of the Chairman and Chief Executive differ?

It has been CRH’s practice since the formation of the Group in the 1970s that the roles of Chairman and Chief Executive are not combined.

The Board has delegated responsibility for the management of the Group, through the Chief Executive, to executive management. There is a clear division of responsibilities between the roles of the Chairman and the Chief Executive, which is set out in writing and has been approved by the Board. A summary of the respective roles is set out in table 1.

What is the membership structure of the Board?

It is CRH’s practice that a majority of the Board comprises non-executive Directors.

Non-executive Directors are expected to challenge management proposals constructively and to examine and review management performance in meeting agreed objectives and targets. In addition, they are expected to draw on their experience and knowledge in respect of any challenges facing the Group and in relation to the development of proposals on strategy.

How does the Board plan for succession?

The Board plans for its own succession with the assistance of the Nomination & Corporate Governance Committee.

For non-executive appointments, independent consultants are engaged to search for suitable candidates. The process to identify, evaluate and appoint a non-executive Director with the suitable experience, skills and time commitment

Responsibilities	Table 1

Chairman is responsible for:

•	The efficient and effective working of the Board

•	Ensuring that Board agendas cover the key strategic issues confronting the Group, that the Board reviews and approves management’s plans for the Group and that the Directors receive accurate, timely, clear and relevant information

•	Making certain that the Board applies sufficient challenge to management proposals and examines and reviews management performance in meeting agreed objectives and targets

•	Overseeing the search for new Board members

Chief Executive is responsible for

•	Full day-to-day operational and profit performance of the Group and accountability to the Board for all authority delegated to executive management

•	Executing strategy agreed with the Board and reporting regularly on the progress and performance of the Group

•	Co-ordinating and overseeing the profitable growth of the Group’s diverse portfolio of international businesses

•	Maximising the contribution of senior management to business planning, operational control and profit performance takes into account both the needs of CRH and the tenure and skills of existing Board members. As a result, Board renewal and the appointment of non-executive Directors is a continuous process.

External consultants are engaged for executive director recruitment if, and when, required. In the case of the Chief Executive role, the Board appoints a succession committee of long standing non-executive Directors, when required. The incumbent Chief Executive generally acts as advisor to that committee.

What criteria are used to determine the independence of non-executive Directors?

The Board considers the principles relating to independence contained in the UK Corporate Governance Code (September 2014) (the “2014 Code”), together with the guidance provided by a number of shareholder voting agencies, and takes into account a Director’s character, objectivity and integrity.

The independence of non-executive Board members is considered annually. The Board is assisted in this by the annual review carried out by the Senior Independent Director which addresses the independence of the individual members of the Board, and by the work of the Nomination & Corporate Governance Committee, which annually reviews each Board member’s directorships, and considers any relevant business relationships between Board members. We have concluded that all of the non-executive Directors bring independent judgement to bear on issues of strategy, performance, resources, key appointments and standards, and have determined that each of the non-executive Directors is independent.

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How is the Chairman appointed and how long does he hold office?

In accordance with the 2014 Code, the Chairman may not chair the Nomination & Corporate Governance Committee when it is dealing with the succession of the Chairman.

The Nomination & Corporate Governance Committee generally leads the process for the appointment of the Chairman, prepares a specification, including the duties, responsibilities and time commitment required for the role, considers whether external candidates should be sought and if so, whether recruitment agents should be engaged and/or the position advertised. Each Director is consulted as part of the process. The Nomination & Corporate Governance Committee makes a recommendation to the Board. The final decision on any appointment is taken by the Board.

The Chairman is elected for an initial three year term. At the end of two years the Senior Independent Director consults with all Board members to ascertain if the Board wishes to invite the Chairman to remain in office for a second term. If a further extension to the Chairman’s term of office is being contemplated, the Senior Independent Director consults with all Board members at the end of the fifth year, to ascertain their views.

How and when is the performance of the Chairman assessed?

The process to review the performance of the Chairman is led by the Senior Independent Director.

The non-executive Directors meet at least annually in the absence of the Chairman to review his performance. In addition, the performance of the Chairman is assessed as part of the internal and external Board evaluation processes.

Who is the Senior Independent Director?

The Senior Independent Director is available to shareholders who have concerns that cannot be addressed through the Chairman, Chief Executive or Finance Director.

Don McGovern was appointed as Senior Independent Director in January 2015.

Who is the Company Secretary?

All Directors have access to the advice and services of the Company Secretary, who is responsible to the Board for ensuring that Board procedures are complied with.

Neil Colgan was appointed Company Secretary in June 2009. The appointment and removal of the Company Secretary is a matter for the Board.

For what period are non-executive Directors appointed?

Non-executive Directors are typically expected to serve two three-year terms, although they may be invited by the Board to serve for further periods.

The standard terms of the letter of appointment for non-executive Directors, which states that they are generally expected to serve two terms of three years, are available for inspection at the Company’s registered office and at the Annual General Meeting. Further terms are subject to a rigorous performance review. A non-executive Director’s term of office is subject to his/her annual re-election by shareholders and the letter of appointment does not provide for any compensation for loss of office.

How are the induction, training and development needs of Directors catered for?

The Chairman agrees a tailored and comprehensive induction programme with each new Director.

New Directors are provided with extensive briefing materials on the Group and its operations, the procedures relating to the Board and its Committees and their duties and responsibilities as Directors under legislation and regulations that apply to the Company.

A typical induction programme, which generally takes place over the first year of a Director’s appointment, covers the topics set out in table 2.

Sessions are held periodically with the Chairman at which progress is reviewed and feedback is sought.

For newly-appointed members of the Audit Committee, additional training arrangements include the topics set out in table 3.

Members of the Audit Committee receive periodic updates on accounting developments.

Directors can also avail of opportunities to hear the views of, and meet with, the Group’s shareholders. Directors regularly receive copies of research and analysis conducted on CRH and the building materials sector. The Board receives regular updates from the external auditors in relation to regulatory and accounting developments. Updates in relation to other relevant matters, for example, changes in company law, are provided from time to time.

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Corporate Governance Practices | continued

What processes are in place for appraising the performance of Directors and for evaluating the effectiveness of the Board and its Committees?

An annual review of individual Directors’ performance is conducted by the Chairman and each Director is provided with feedback gathered from other members of the Board.

The performance of individual Directors is assessed against a number of measures, including the ability of the Director to contribute to the development of strategy, to understand the major risks affecting the Group, to contribute to the cohesion of the Board, to commit the time required to fulfil the role and to listen to and respect the views of other Directors and the management team. As part of that review process the Chairman discusses with each individual their training and development needs and, where appropriate, agrees suitable arrangements to be put in place to address those needs.

The Senior Independent Director conducts an annual review of Board Effectiveness and the balance of skills, experience, independence and knowledge of the Company on the Board, the operation and performance of the Chairman, the Board and its Committees and the effectiveness of Board communications. This is achieved through discussion in one-to-one sessions with each Director, aided by the completion by each Director of a questionnaire in advance.

The meetings, which cover specific topics and allow for free-ranging discussion, provide a forum for an open and frank discourse. The Senior Independent Director circulates a written report to the Board, which summarises the outcome of the review and sets out any recommendations from Board members in relation to areas where improvements can be made. Consideration of the Senior Independent Director’s report is a formal agenda item at a scheduled Board meeting.

Every three years the Board evaluation process is facilitated by an external service provider.

Board Members - Induction Programme	Table 2

Topic		Sessions with

Group strategy and finance:
•	Group strategy, the current challenges facing the Group and the trading backdrop	Chief Executive, Finance Director, senior finance and treasury management
•	Financial reporting, trading results, acquisition models, funding sources/debt maturity, Group treasury and credit rating metrics

Divisional strategy and structure:
•	Divisional strategy and organisational structure	Chief Executive, Heads of Divisions and senior operational management
•	Development priorities
•	IT strategy

Senior management team:
•	Succession planning	Chief Executive, Group Human Resources, and Talent Management Director
•	Leadership development programmes
•	Remuneration trends

Directors’ legal duties and responsibilities:
•	Legal duties and responsibilities	Finance Director, Company Secretary and the Group’s legal advisors
•	Management of inside information
•	Dealings in CRH securities
•	Listing rule requirements

Regulatory, Compliance & Ethics, Health & Safety, Risk Management, Investor Relations and Remuneration:
•	Regulatory, Compliance & Ethics policies and the structures in place to ensure ongoing compliance	Finance Director, executives responsible for the relevant area, the Group’s stockbrokers and the Remuneration Committee’s remuneration advisors
•	Health & safety programme, including the fatality elimination programme, and the Group’s Corporate Social Responsibility policies
•	Investor Relations programme and the views of the Group’s major investors
•	Enterprise Risk Management, insurance arrangements and captive insurance programme

Audit Committee		Table 3
Topic		Sessions with
External Audit
•	Audit planning	Finance Director, senior finance management, Head of Internal Audit and external auditors
•	Auditors’ responsibilities
Internal Audit
•	Strategy and workplan
•	IT Audit

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What are the requirements regarding the retirement and re-election of Directors?

All Directors retire at each Annual General Meeting and unless they are stepping down from the Board, submit themselves to shareholders for re-election.

Re-appointment of Directors retiring at Annual General Meetings is not automatic. Directors who are seeking re-election are subject to a satisfactory performance appraisal. All Directors are subject to the Memorandum and Articles of Association of the Company (a summary of provisions in the Memorandum and Articles of Association relating to the Directors is set out in Section 3 of this Governance Appendix).

How often does the Board meet?

Details of the number of Board and Committee meetings during 2015, and of Directors’ attendance at those meetings, is set out in the Annual Report.

Generally there are seven to eight scheduled Board meetings.

Each year, additional meetings, to consider specific matters, are held when and if required. Prior to their appointment, potential non-executive Directors are made aware of the calendar of meetings and are asked to confirm that they are able to allocate sufficient time to meet the expectations of their role. The agreement of the Chairman is required before a Director accepts additional commitments that might impact adversely on the time he or she is able to devote to CRH.

How are Board agendas determined?

The Chairman sets the agenda for each meeting in consultation with the Chief Executive and Company Secretary.

In setting the agendas, the Chairman ensures that sufficient time is allocated to strategy setting and review, performance monitoring, portfolio management, including acquisitions and divestments, succession planning and talent management.

Board agendas typically cover items set out in table 4.

The papers for meetings are generally circulated electronically in the week prior to the meeting.

The Chairman and non-executive Directors also have periodic sessions in the absence of the executive Directors.

How does the Board ensure its reports are Fair, Balanced and Understandable?

The Board collectively determines whether the Annual Report, taken as a whole, is considered to be fair, balanced and understandable.

The Group’s Financial Reporting and Disclosure Group (“FRADG”) reviews draft disclosures such as the Annual and Interim Reports, and meets with the Finance Director to discuss proposed disclosures, in the context of whether draft reports fulfil the criteria of being fair, balanced and understandable. The conclusions of the FRADG are reported to the Board. To ensure the Group’s disclosures are in line with evolving best practice in this area, the FRADG, which is made up of executives with responsibilities across a range of functions, regularly receives feedback from external experts who review published documents and provide guidance regarding developments. In the case of the Annual Report, to facilitate each Director’s individual review the draft document is circulated to Board members approximately two weeks prior to the finalisation of the report.

Are the Directors subject to securities dealing policies or codes?

Directors are required to obtain clearance from the Chairman and Chief Executive before dealing in CRH securities.

CRH has a policy on dealings in securities that applies to all Directors and senior management. Directors and senior management are prohibited from dealing in CRH securities during designated prohibited periods and at any time when the individual is in possession of inside information (as defined in the Market Abuse (Directive 2003/6/EC) Regulations 2005). The policy adopts the terms of the Model Code, as set out in the Listing Rules published by the UK Listing Authority subject to amendments in relation to Irish company law and taxation references.

Typical Board agenda items	Table 4

Recurring items on each agenda:	• Minutes
• Board matters (including Board Committee updates)
• Trading results
• Acquisitions/Divestments/Capital Expenditure Projects
Periodic agenda items during the year:	• Group strategy and Divisional strategy updates
• Group budget
• Full-year/interim financial results and reports
• Investor interaction and feedback
• Performance review of acquisitions against the original Board proposal following three years of Group ownership
• Funding proposals
• Human resources and succession planning
• Risk management & internal controls
• Regulatory, Compliance & Ethics
• Health & Safety review, with a particular focus on the Group’s fatality elimination programme
• Environmental review

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Corporate Governance Practices | continued

Section 2

Operation of the Board’s Committees

Acquisitions Committee

Role and Responsibilities

The Acquisitions Committee has been delegated authority by the Board to approve acquisitions and disposals and large capital expenditure projects up to agreed limits.

Audit Committee

Role and Responsibilities

The primary responsibilities of the Audit Committee are to:

•	monitor the financial reporting process, the integrity of the financial statements, including the Annual and Interim Reports, preliminary results announcements, interim management statements and any other formal announcement relating to the financial performance of the Company, and to review significant financial reporting issues and judgements exercised in the preparation thereof;

•	monitor the audit of the financial statements;

•	keep under review the effectiveness of the Company’s internal financial controls and the internal control and risk management systems and review and approve statements to be included in the Annual Report regarding internal control and risk management;

•	review the Company’s arrangements for its employees to raise concerns, in confidence, about possible wrongdoing in financial reporting or other matters and review the Company’s procedures and systems for detecting fraud and preventing bribery;
•	keep under review the adequacy of the Group’s compliance and ethics function;

•	monitor and review the effectiveness of the internal audit function;

•	review the effectiveness of the audit process and the independence and objectivity of the external auditors;

•	develop and monitor the policy on non-audit services to be provided by the external auditors;

•	approve the remuneration and terms of engagement of the external auditors;

•	make recommendations to the Board in relation to the appointment or removal of the external auditor; and

•	report to the Board on how it has discharged its responsibilities.

The responsibilities of the Audit Committee are set out in full in its Terms of Reference, which are available on the CRH website, www.crh.com

Meetings

The Finance Director and the Head of Internal Audit generally attend Committee meetings. The external auditors, Ernst & Young, attend the majority of meetings and have direct access to the Chairman of the Committee. The Group Chairman, Chief Executive and other senior finance personnel attend meetings (or for particular agenda items) at the invitation of the Committee. The Committee meets annually with the Head of Internal Audit, and separately with the external auditors, in the absence of management. A typical calendar of meetings, which includes a general outline of the main agenda items, is set out in table 5.

In addition to the regular updates given to the Board on the activities of the Committee, in February each year, the Chairman of the Committee formally reports to the Board on how the Committee has discharged its responsibilities in respect of the prior financial year.

Internal Audit

The Head of Internal Audit attends the majority of the meetings of the Audit Committee. The Committee agrees the Internal Audit strategy, its charter and the annual workplan, which is developed on a risk-based approach. The Head of Internal Audit reports to the Audit Committee on the findings of internal audit reviews and related follow-ups and the outcome of control testing in connection with Section 404 of the Sarbanes-Oxley Act 2002.

In recent years, there has been a significant increase in the resources allocated to IT Audit. The Committee meets regularly with the senior IT Audit Manager to discuss IT Audit strategy, the key areas of focus and agrees the annual IT Audit workplan.

Assessments of the Internal Audit function have been carried out periodically by management and validated by an independent third party assessor. The latest external assessment, which principally involved a series of interviews with key stakeholders throughout the organisation, including the members of the Audit Committee, was conducted in December 2014.

Internal Control

The Board has delegated responsibility for monitoring the effectiveness of the Group’s risk management and internal control systems to the Audit Committee*. Such systems are designed to manage rather than eliminate the risk of failure to achieve business objectives and, in the case of internal control systems, can provide only reasonable and not absolute assurance against material misstatement or loss.

*	In accordance with Section 167(7) of the Companies Act 2014.

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Typical Audit Committee Calendar	Table 5

Meeting	Activity		Attendees by invitation (in addition to the Finance Director and the Head of Internal Audit)
February	•	Consideration of the financial statements (including the report from the external auditors on Integrated Audit Results and Communications)	Chief Executive, Group Chairman and executives responsible for the relevant areas
	•	Approval of external audit fee
	•	Annual review of external auditor independence
	•	Annual assessment of risk management and internal control systems
	•	Approval of Internal Audit workplan
•

Review of reports on the operation of the CRH Code of Business Conduct, the Competition/Anti-trust Compliance Code and the arrangements in place to enable employees to raise concerns, in confidence, in relation to possible wrongdoing in financial reporting or other matters

	•	Enterprise Risk Management Review
March	•	Review of Annual Report on Form 20-F	Senior finance personnel
April	•	Review of Trading Statement**	Group Chairman and Chief Executive
June	•	Meeting with Chief Financial Officer, CRH Europe	Senior Europe finance personnel
	•	Cyber Security Update
July	•	Preliminary consideration of interim results	Chief Executive and executives responsible for the relevant areas
	•	Approval of the external audit plan
	•	Updates on accounting & auditing developments
	•	Update on Internal Audit work/activities
	•	Enterprise Risk Management Update
	•	Compliance Update
August	•	Review of interim results announcement	Group Chairman and Chief Executive
September	•	Meeting with the Chief Financial Officer, CRH Americas	Senior Americas finance personnel
	•	Preliminary review of goodwill impairment and sensitivity analysis
	•	Cyber Security Update
November	•	Review of Trading Statement**	Group Chairman and Chief Executive
December	•	Review of outcome of goodwill impairment and sensitivity analysis	Executives responsible for the relevant area
	•	Update on Internal Audit work/activities
	•	Enterprise Risk Management Update
	•	Approval of non-audit fees provided by external auditors
	•	Review of the Committee’s performance and Terms of Reference
	•	Review of Company’s compliance arrangements and structures

**	A Committee of the Group Chairman, Audit Committee Chairman, Chief Executive and Finance Director are authorised from time to time to review and approve the release of Trading Statements.

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Corporate Governance Practices | continued

The Consolidated Financial Statements are prepared subject to oversight and control of the Finance Director, who seeks to ensure that data is captured from Group locations and all required information for disclosure in the consolidated financial statements is provided. An appropriate control framework has been put in place around the recording of appropriate eliminating journals and other adjustments. The Consolidated Financial Statements are reviewed by the CRH Financial Reporting and Disclosure Group prior to being reviewed by the Audit Committee and approved by the Board of Directors.

Group management has responsibility for major strategic development and financing decisions. Responsibility for operational issues is devolved, subject to limits of authority, to product group and operating company management. Management at all levels is responsible for internal control over the business functions that have been delegated. This embedding of the system of internal control throughout the Group’s operations is designed to enable the organisation to respond quickly to evolving business risks, and to ensure that significant internal control issues, should they arise, are reported promptly to appropriate levels of management.

Further details in relation to the Committee’s work in this area are set out in the section on Risk Management and Internal Controls on page 111 of the 2015 Annual Report.

External Auditors

There are no contractual obligations which act to restrict the Committee’s choice of external auditor. The Committee periodically considers the risk of withdrawal by Ernst & Young from the market and the potential impact on the Group, were that eventuality to materialise.

The Audit Committee has put in place safeguards to ensure that the independence of the audit is not compromised. Such safeguards include:

•	seeking confirmation from the external auditors that they are, in their professional judgement, independent from the Group;

•	obtaining from the external auditors an account of all relationships between the auditors and the Group;

•	monitoring the Group’s policy prohibiting the employment of former staff of the external auditors, who were part of the CRH audit team, in senior management positions with the Group until two years have elapsed since the completion of the audit;

•	monitoring the number of former employees of the external auditors currently employed in senior positions in the Group and assessing whether those appointments impair, or appear to impair, the external auditors’ judgement or independence;

•	considering whether, taken as a whole, the various relationships between the Group and the external auditors impair, or appear to impair, the auditors’ judgement or independence; and

•	reviewing the economic importance of the Group to the external auditors and assessing whether that importance impairs, or appears to impair, the external auditors’ judgement or independence.

The Group external audit engagement partner is replaced every five years and other senior audit staff are rotated every seven years.

Non-audit Fees

The Group has a policy governing the conduct of non-audit work by the auditors.

The policy, which was updated in 2012, is available on the CRH website. Under the policy, the external auditors are prohibited from performing services where they:

•	may be required to audit their own work;

•	participate in activities that would normally be undertaken by management;

•	are remunerated through a ‘success fee’ structure; and

•	act in an advocacy role for the Group.

Other than the above, the Group does not impose an automatic ban on the external auditors undertaking non-audit work. The external auditors are permitted to provide non-audit services that are not, or are not perceived to be, in conflict with auditor independence or prohibited by Rule 2-01 of SEC Regulation S-X, provided they have the skill and competence to carry out the work and are considered by the Committee to be the most appropriate party to undertake such work in the best interests of the Group.

The engagement of the external auditors to provide any non-audit services must be pre-approved by the Audit Committee or entered into pursuant to pre-approval policies and procedures established by the Committee. The pre-approval policy specifies the services that are prohibited and the services which have general pre-approval. The Committee has delegated to the Finance Director responsibility for confirming whether a service, which has general pre-approval, can be provided by Ernst & Young. In addition, Internal Audit reviews the pre-approval process to ensure that it is robust in addressing the requirements of the Public Company Accounting Oversight Board and does not impinge on Ernst & Young’s independence. The Finance Director reports regularly to the Committee on services which have been approved.

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Finance Committee

Role and Responsibilities

The Finance Committee is responsible for:

•	advising the Board on the financial requirements of the Group and on appropriate funding arrangements;

•	considering and making recommendations to the Board in relation to the issue and buy-back of shares and debt instruments and on the Group’s financing arrangements;

•	considering and making recommendations to the Board in relation to dividend levels on the Ordinary Shares;

•	keeping the Board advised of the financial implications of Board decisions in relation to acquisitions;

•	approving guarantees related to bank financing provided by CRH plc up to certain limits;

•	assisting management, at their request, in considering any financial or taxation aspect of the Group’s affairs; and

•	reviewing the Group’s insurance arrangements.

Nomination & Corporate Governance Committee

Role and Responsibilities

The primary responsibilities of the Committee are:

•	regularly reviewing the size, structure and composition (including, skills, knowledge, experience and diversity) of the Board and making recommendations to the Board regarding any changes;

•	giving consideration to succession planning for Directors and senior executives;

•	identifying and recommending candidates to fill Board vacancies;
•	in respect of the appointment of a Chairman, preparing a job specification including the time commitment expected;

•	keeping under review the leadership needs of the organisation;

•	approving the terms of reference for external board evaluations;

•	keeping under review corporate governance developments with the aim of ensuring that CRH’s governance policies and practices continue to be in line with best practice;

•	ensuring that the principles and provisions set out in the 2014 Code (and any other governance code that applies to the Company) are observed; and

•	reviewing the disclosures and statements made in the Corporate Governance Report to shareholders.

The responsibilities of the Nomination & Corporate Governance Committee are set out in full in its Terms of Reference, which are available on the CRH website, www.crh.com

Remuneration Committee

Role and Responsibilities

The primary responsibilities of the Committee are to:

•	determine and agree with the Board the Group’s policy on executive remuneration;

•	seek shareholder approval for the policy at least every three years;

•	ensure that CRH’s remuneration structures are fair and responsible; and

•	consider and approve remuneration packages for the executive Directors and the Chairman.

In addition, the Committee:

•	recommends and monitors the level and structure of remuneration for senior management; and
•	oversees the preparation of this Directors’ Remuneration Report.

In considering remuneration levels for executive Directors particularly, the Committee takes into account remuneration trends across the CRH Group, which has a diverse range of operations in more than 31 countries, in geographic regions which are often at different stages in the economic cycle.

Meetings and Structure of Committee

Under its Terms of Reference, the Remuneration Committee must be made up of at least three members, all of whom must be independent non-executive Directors. Members of the Committee can serve for up to a maximum of three terms of three years. The Group Chairman may be a member of the Committee provided he/she was independent on appointment as Chairman and the Board continues to consider him/her to be independent. Only members of the Committee have the right to attend Committee meetings. However, other individuals such as the Chairman, if not a member of the Committee, the Chief Executive, the Group Human Resources and Talent Development Director and external advisers may be invited to attend for all or part of any meeting as and when appropriate. The Chief Executive is fully consulted about remuneration proposals.

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Corporate Governance Practices | continued

Section 3

Shareholder Meetings And Constitution

General Meetings

The Company’s Annual General Meeting (AGM), which is held in Ireland, affords individual shareholders the opportunity to question the Chairman and the Board. The Notice of the AGM, which specifies the time, date, place and the business to be transacted, is sent to shareholders at least 20 working days before the meeting. At the meeting, resolutions are voted on by way of a poll using an electronic voting system. The votes of shareholders present at the meeting are added to the proxy votes received in advance and the total number of votes for, against and withheld for each resolution are announced. This information is made available on the Company’s website following the meeting.

All other general meetings are called Extraordinary General Meetings (EGMs). An EGM called for the passing of a special resolution requires at least 21 clear days’ notice.

A quorum for a general meeting of the Company is constituted by five or more shareholders present in person and entitled to vote. The passing of resolutions at a meeting of the Company, other than special resolutions, requires a simple majority. To be passed, a special resolution requires a majority of at least 75% of the votes cast.

Shareholders have the right to attend, speak, ask questions and vote at general meetings. In accordance with Irish company law, the Company specifies record dates for general meetings, by which date shareholders must be registered in the Register of

Members of the Company to be entitled to attend. Record dates are specified in the notes to the notice of a general meeting. Shareholders may exercise their right to vote by appointing, by electronic means or in writing, a proxy/proxies to vote some or all of their shares. The requirements for the receipt of valid proxy forms are set out in the notes to the notice convening the meeting and in the notes on the proxy form. A shareholder, or a group of shareholders, holding at least 5% of the issued share capital of the Company, has the right to requisition a general meeting. A shareholder, or a group of shareholders, holding at least 3% of the issued share capital of the Company, has the right to put an item on the agenda of an AGM or to table a draft resolution for inclusion in the agenda of a general meeting, subject to any contrary provision in Irish company law.

Memorandum and Articles of Association

The Company’s Memorandum of Association sets out the objects and powers of the Company. The Articles of Association detail the rights attaching to each share class; the method by which the Company’s shares can be purchased or re-issued and the provisions which apply to the holding of and voting at general meetings. Details of transactions in the Company’s own shares are included on page 226 of the Annual Report.

The Articles of Association also set out the rules relating to Directors, including their appointment, retirement, re-election, duties and powers. The Articles provide that no person other than a Director retiring at the meeting shall, unless recommended by the Directors, be eligible for election to the office of Director at any General Meeting unless not less than seven nor more than

21 days before the day appointed for the meeting there shall have been left at the registered office notice in writing, signed by a member duly qualified to attend and vote at the meeting for which such notice is given, of his intention to propose such person for election and also notice in writing signed by that person of his willingness to be elected. The Articles also require that the qualification of a Director shall be the holding alone and not jointly with any other person of 1,000 Ordinary Shares in the capital of the Company. A Director may act before acquiring his/her qualification but must acquire the shares within two months of his/ her appointment or election.

On behalf of the Board,

N. Hartery, A. Manifold

Directors

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